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Pricing Supplement Dated September 26, 1997                AMENDMENT #1               Rule 424 (b) (3)
(To Prospectus dated June 5, 1997 and             To Original Cusip #69332H ER 3      File No. 333-27715
 Prospectus Supplement dated September 5, 1997)
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                                PHH CORPORATION
                               MEDIUM-TERM NOTES
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Principal Amount:              $50,000,000          Trade date:          September 26, 1997
Currency or Currency  Unit:    US Dollars           Original Issue Date: October 1, 1997
Issue Price:                   100%                 Agent's Discount or Commission: 0.00%
Net Proceeds to Issuer:        $50,000,000          Agent (s): Credit Suisse First Boston Corporation
Maturity Date:                 October 30, 1998     CUSIP Number:     69332H ET 9

Interest:
     Fixed Rate:
     Floating Rate:
         Base Rate:        [ ]  Commercial Paper Rate  [ ] CD Rate   [ ] Federal Funds Effective Rate
                           [X]  LIBOR   [ ] Treasury Rate   [ ] Prime Rate   [ ] Other
                                ( ) Reuters Page:                            (see attached)
                                (X) Telerate Page: 3750
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Spread:                    minus .10%

Initial Interest Rate:     To Be Determined September 29, 1997

Interest Reset Dates:      October 30, 1997; January 30, 1998; April 30, 1998
                           and July 30, 1998 or next good business day.

Interest Determination Date: Quarterly, 2 London Banking Days prior to interest reset dates.

Interest Payment Dates:    October 30, 1997; January 30, 1998; April 30, 1998
                           and July 30, 1998 or next good business day.

Index Maturity:            Quarterly.

Day Count Convention:      [X]  Actual/360     [ ] Actual/Actual      [ ] 30/360

Option to Receive Payments in Specified Currency:    [ ] Yes         [ ] No

Redemption:

         [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be redeemed prior to maturity.
     Initial Redemption Date:
     Initial Redemption Price:                   %
     Annual Redemption Price Reduction:                   % until Redemption
     Price is 100% of the Principal Amount.

Repayment:

         [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.
     Repayment Date:
     Repayment Price:      %

Discount Note:    [ ] Yes                [X]  No

     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:    [X]  Global       [ ]  Certificated

Agent's Capacity: [ ]  Agent      [X]  Principal

If as Principal:
         [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.
         [ ] The Agent proposes to offer the Notes at a fixed initial public
             offering price of                   % of Principal Amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of
                        % of Principal Amount.

Other Terms